Exhibit 99.1

news

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD
Bob Ende	General Info:	Marilynn Meek (212) 827-3773
Senior Vice President-Finance
COMFORCE Corporation
(516) 437-3300
bende@comforce.com

FOR IMMEDIATE RELEASE
May 6, 2008

COMFORCE CORPORATION ANNOUNCES FIRST QUARTER 2008 RESULTS

•	Company reports record first quarter revenues
•	Net income increases to $992,000
•	Interest expense continues to decline

Woodbury, NY -- May 6, 2008 -- COMFORCE Corporation (AMEX: CFS), a leading provider of outsourced staffing management services, specialty staffing and consulting services today reported results for its first quarter ended March 30, 2008.  Revenues for the quarter increased 6.1% to $150.2 million, compared to revenues of $141.6 million for the first quarter of 2007.  The increase in revenues was principally due to the continued growth in the Company's Human Capital Management Services segment, consisting of PRO® Unlimited, where revenues increased $9.0 million, or 10.4% over the first quarter of 2007.  Additionally, PRO reported gross profit for the quarter of $12.5 million, compared to $11.4 million for the first quarter of 2007.  Staff Augmentation revenue decreased by $316,000 due primarily to a decrease in services provided to Technical Services customers which was partially offset by an increase in services provided to Healthcare Support customers.
Gross profit for the first quarter of 2008 was $23.8 million, or 15.8% of sales, compared to $22.1 million, or 15.6% of sales for the comparable period last year.
COMFORCE's operating income for the first quarter was $3.5 million, compared to operating income of $3.6 million for the first quarter of 2007.
Interest expense was $1.4 million for the first quarter of 2008, compared to $2.0 million for the first quarter of 2007.  This decrease was due principally to the Company's repurchase and redemption of $11.2 million of 12% Senior Notes during 2007.
The Company recorded income before income taxes of $1.8 million for the first quarter of 2008, compared to income before income taxes of $1.6 million for the same period last year.
COMFORCE recognized a provision for income taxes of $800,000 in the first quarter of 2008, compared to $652,000 in the first quarter of 2007.

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COMFORCE reported net income of $992,000, or $0.04 per basic and $0.03 per diluted share for the first quarter of 2008, compared to net income of $914,000, or $0.04 per basic and $0.03 per diluted share for the first quarter of 2007.

Comments from Management
John Fanning, Chairman and Chief Executive Officer of COMFORCE, commented, "We are very pleased to have reported record revenues for our first quarter, following the record revenues achieved for the full year of 2007.  PRO Unlimited continues to contribute significantly to our results, having increased revenues by 10.4%, or $9.0 million in the quarter.  At the same time, PRO's gross margin rose by $1.1 million to $12.5 million, compared to last year's first quarter.   We were also pleased to have reported an increase in Healthcare Support services revenues.
"Management remains committed to further reducing our public debt, and as previously announced on April 23, 2008 we repurchased approximately $6.5 million of our 12% Senior Notes. This latest repurchase is expected to reduce the Company's interest expense by approximately $500,000 annually, based on current interest rates.  Our public debt now stands at $5.2 million.
Mr. Fanning concluded, "We remain optimistic about COMFORCE's prospects for the balance of 2008, especially as it relates to PRO."

COMFORCE Corporation will hold an investor conference call to discuss the Company’s financial and operational results at 2:00 p.m. Eastern Time on May 6, 2008.  Investors will have the opportunity to listen to the conference call through the Internet at www.fulldisclosure.com.  To listen to the live call, please go to the web site at least 15 minutes before the start of the call.  For those who cannot listen to the live broadcast, a replay will be available beginning approximately one hour after the call and continuing for 90 days at the above web site. We expressly disclaim any responsibility for updating the information in the broadcast during the period it remains available for replay.

About COMFORCE
COMFORCE Corporation is a leading provider of outsourced staffing management services that enable Fortune 1000 companies and other large employers to consolidate, automate and manage staffing, compliance and oversight processes for their contingent workforces.  We also provide specialty staffing, consulting and other outsourcing services to Fortune 1000 companies and other large employers for their healthcare support, technical and engineering, information technology, telecommunications and other staffing needs.  We operate in three segments -- Human Capital Management Services, Staff Augmentation and Financial Outsourcing Services.  The Human Capital Management Services segment provides consulting services for managing the contingent workforce through its PRO® Unlimited subsidiary.  The Staff Augmentation segment provides healthcare support services, including RightSourcing® Vendor Management Services, Technical, Information Technology and Other Staffing Services.  The Financial Outsourcing Services segment provides funding and back office support services to independent consulting and staffing companies.

To view the Company’s web page visit www.comforce.com

We have made statements in this release, including the comments from management that are forward-looking statements such as projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business and industry. These statements are only predictions based on our current expectations and projections about future

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events.  Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, nor will we undertake any obligation to update any of these statements.  Factors which may cause our actual results to differ materially from those expressed or implied by the forward-looking statements include the following:

•
unfavorable global, national or local economic conditions that cause our customers to defer hiring contingent workers or reduce spending on the human capital management services and staffing that we provide;

•	significant increases in the effective rates of any payroll-related costs that we are unable to pass on to our customers;

•	increases in the costs of complying with the complex federal, state and foreign laws and regulations under which we operate, or our inability to comply with these laws and regulations;

•	our inability to collect fees due to the bankruptcy of our customers, including the amount of any wages we have paid to our employees for work performed for these customers;

•	our inability to keep pace with rapid changes in technology in our industry;

•
in that we place our employees in other workplaces, losses incurred by reason of our employees’ misuse of customer proprietary information, misappropriation of funds, discrimination, harassment, theft of property, accidents, torts or other claims;

•	increases in interest rates, which could significantly increase our interest expense under our bank credit facility;

•	our inability to successfully develop new services or enhance our existing services as the markets in which we compete grow more competitive;

•	unfavorable developments in our business may result in the necessity of writing off goodwill in future periods;

•
as a result of covenants and restrictions in the documents governing our Senior Notes and bank credit facility, or any future debt instruments, our inability to use available cash in the manner management believes will maximize shareholder value;

•	unfavorable press or analysts’ reports concerning our industry or our company could negatively affect the perception investors have of our company and our prospects; or

•
any of the other factors described under “Risk Factors” in Item 1A of the Company’s annual report on Form 10-K for the year ended December 30, 2007 (a copy of which may be accessed through www.sec.gov or www.comforce.com).

-Financial Tables Follow-

COMFORCE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 30, 2008	April 1, 2007

Net sales of services	$150,210	$141,603

Costs and expenses:
Cost of services	126,402	119,454
Selling, general and administrative expenses	19,619	17,955
Depreciation and amortization	675	637

Total costs and expenses	146,696	138,046

Operating income	3,514	3,557

Other (expense) income:
Interest expense	(1,439)	(2,034)
Other (expense) income, net	(283)	43
	(1,722)	(1,991)

Income before income taxes	1,792	1,566
Provision for income taxes	800	652
Net income	$992	$914

Dividends on preferred stock	251	251

Net income available to common stockholders	$741	$663

Basic income per common share	$0.04	$0.04

Diluted income per common share	$0.03	$0.03

Weighted average common shares outstanding, basic	17,388	17,382
Weighted average common shares outstanding, diluted	32,624	31,854

COMFORCE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
March 30, 2008 and December 30, 2007
(in thousands, except share and per share amounts)
(unaudited)

	March 30, 2008	December 30, 2007
Assets

Current assets:
Cash and cash equivalents	$13,804	6,654
Accounts receivable, less allowance of $ 129 in 2008 and 2007	120,886	118,163
Funding and service fees receivable, less allowance of $44 in 2008 and 2007	10,440	13,101
Prepaid expenses and other current assets	3,980	4,408
Deferred income taxes, net	368	388
Total current assets	149,478	142,714

Deferred income taxes, net	59	164
Property and equipment, net	8,116	7,723
Deferred financing costs, net	432	480
Goodwill	32,073	32,073
Other assets, net	218	230

Total assets	$190,376	183,384

Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable	$2,407	2,376
Accrued expenses	110,245	105,825
Total current liabilities	112,652	108,201

Long-term debt (including related party debt of $1,644 in 2008 and 2007)	85,358	83,858
Other liabilities	734	828

Total liabilities	198,744	192,887

Commitments and contingencies

Stockholders’deficit:
Common stock, $.01 par value; 100,000,000 shares authorized, 17,387,554 and 17,387,553 shares issued and outstanding in 2008 and 2007, respectively	174	174
Convertible preferred stock, $.01 par value:
Series 2003A, 6,500 shares authorized, 6,148 shares issued and outstanding at March 30, 2008 and December 30, 2007, with an aggregate liquidation preference of $8,504 at March 30, 2008 and $8,389 at December 30, 2007	4,304	4,304
Series 2003B, 3,500 shares authorized, 513 shares issued and outstanding at March 30, 2008 and December 30, 2007, with an aggregate liquidation preference of $686 at March 30, 2008 and $676 at December 30, 2007	513	513
Series 2004A, 15,000 shares authorized, 6,737 shares issued and outstanding at March 30, 2008 and December 30, 2007, with an aggregate liquidation preference of $8,410 at March 30, 2008 and $8,284 at December 30, 2007	10,264	10,264
Additional paid-in capital	48,333	48,356
Accumulated other comprehensive income	(90)	(256)
Accumulated deficit	(71,866)	(72,858)

Total stockholders’ deficit	(8,368)	(9,503)

Total liabilities and stockholders’ deficit	$190,376	183,384

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